Exhibit 15.1

Awareness Letter of Independent Registered Public Accounting Firm

August 1, 2018

Zoetis Inc.

Parsippany, New Jersey

Re: Registration Statement on Form S-8 of Zoetis Inc.

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 2, 2018 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP

Short Hills, New Jersey